  As filed with the Securities and Exchange Commission on July 10, 2019
  Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

Loop Industries, Inc.
 (Exact name of Registrant as specified in its charter)

Nevada	27-2094706
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

480 Fernand-Poitras Terrebonne, Québec, Canada J6Y 1Y4
(450) 951-8555
(Address of principal executive offices, including zip code)

2017 Equity Incentive Plan
 (Full title of the plan)

Daniel Solomita
President and Chief Executive Officer
Loop Industries, Inc.
480 Fernand-Poitras
Terrebonne, Quebec, Canada, J6Y 1Y4
(450) 951-8555
 (Name, address and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters, Esq. Megan J. Baier, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 1301 Avenue of the Americas New York, NY 10019 (212) 999-5800	Nelson Gentiletti Chief Financial Officer Loop Industries, Inc. 480 Fernand-Poitras Terrebonne, Quebec, Canada, J6Y 1Y4 (450) 951-8555

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed MaximumAggregate Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2017 Equity Incentive Plan(2)	2,000,000	$10.91	$21,820,000(3)	$2,644.58
TOTAL:	2,000,000		$21,820,000(3)	$2,644.58

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the employee benefit plans described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Represents an automatic annual increase of 1,500,000 shares of the Registrant’s common stock reserved for issuance under the 2017 Plan on March 1, 2019, which annual increase is provided for in the 2017 Plan, as well as an increase to the number of shares of the Registrant’s common stock reserved for issuance under the 2017 Plan by 500,000 shares approved by the board of directors of the Company on May 10, 2019 and by a vote of the stockholders on June 27, 2019.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $10.91 per share, which represents the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on July 2, 2019.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of common stock of Loop Industries, Inc. (the “Registrant” or the “Company”) under the 2017 Equity Incentive Plan (the “2017 Plan”). The number of shares of the Registrant’s common stock available for grant and issuance under the 2017 Plan is subject to an annual increase on the first day of each fiscal year beginning in fiscal year 2019, by an amount equal to the lesser of (i) 1,500,000 Shares, (ii) five percent (5%) of the outstanding shares on the last day of the immediately preceding Fiscal Year, or (iii) such number of shares determined by the Administrator (as defined in the 2017 Plan).

On March 1, 2019, the number of shares of the Registrant’s common stock available for grant and issuance under the 2017 Plan increased by 1,500,000 shares. This Registration Statement registers such additional shares of the Registrant’s common stock, which were available for grant and issuance under the 2017 Plan as of March 1, 2019.

This Registration Statement also registers 500,000 additional shares of the Registrant’s common stock approved by the board of directors of the Company on May 10, 2019 and by a vote of the stockholders on June 27, 2019.

Accordingly, the contents of the previous Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2017 (File No. 333-220323) (the “Prior Registration Statement”) is incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In addition to the Prior Registration Statement, the Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K (File No. 000-54768) for the fiscal year ended February 28, 2019, filed with the Commission on May 8, 2019 (the “Annual Report”);

(2) The Registrant’s Quarterly Report on Form 10-Q (File No. 001-38301) for the fiscal quarter ended May 31, 2019, filed with the Commission on July 8, 2019 (the “Quarterly Report”)

(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on June 14, 2019 and July 1, 2019; and

(4) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-54768) filed with the Commission on July 17, 2012, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit Number	Filing Date
4.1	Articles of Incorporation, as amended to date	10-K	000-54768	3.1	5/30/2017
4.2	By-laws, as amended to date	8-K	000-54768	3.1	4/10/2018
4.3	Loop Industries, Inc. 2017 Equity Incentive Plan, and form of agreements thereunder	10-Q	000-54768	4.3	10/11/2017
5.1*	Opinion of Ballard Spahr LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Weinberg & Company, P.A.
23.3	Consent of Ballard Spahr LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this Registration Statement)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Terrebonne, Province of Quebec, Canada on the 10th day of July, 2019.

LOOP INDUSTRIES, INC.

By:	/s/ Daniel Solomita
Daniel Solomita
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel Solomita, Nelson Gentiletti and Michel Megelas, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) of Loop Industries, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Solomita	Chief Executive Officer, President and Director (principal executive officer)	July 10, 2019
Daniel Solomita

/s/ Nelson Gentiletti	Chief Financial Officer and Treasurer (principal accounting officer and principal financial officer)	July 10, 2019
Nelson Gentiletti

/s/ Laurence Sellyn	Director	July 10, 2019
Laurence Sellyn

/s/ Jay Stubina	Director	July 10, 2019
Jay Stubina

/s/ Sidney Horn	Director	July 10, 2019
Sidney Horn

/s/ Andrew Lapham	Director	July 10, 2019
Andrew Lapham

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